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Exhibit 10.30
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[Griffin Logo]

September 13, 2004

Mr. Ron Bienvenu
Chairman & CEO
WARP Technology Holdings, Inc.
151 Railroad Avenue
Greenwich, Connecticut 06830

Dear Mr. Bienvenu:

This letter agreement (the "Agreement") confirms that WARP Technology Holdings, Inc.
 ("Client") has engaged Griffin Securities, Inc. ("Griffin") to act on a best efforts basis as a non-exclusive financial advisor and placement agent for the Client in connection with the structuring, issuance, and sale (the "Transaction") of debt and equity securities (the "Securities") for financing purposes. Griffin Securities, Inc. is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the National Association of Securities Dealers (NASD) and Securities Investor Protection Corporation (SIPC).

Accordingly, we mutually agree as follows:

1. Upon execution of this agreement, you agree to pay Griffin a non-refundable retainer of $50,000.

2. Transaction. Griffin expects to participate in a private placement, currently anticipated of up to ten million dollars ($10,000,000), involving the sale of the Client's Securities to accredited, institutional investors ("Investor" or "Investors") before September 30, 2004. The actual terms and structure of the Transaction will depend on market conditions and will be subject to negotiation between the Client and Griffin and prospective Investors.

3. Engagement. In connection herewith, Griffin shall provide the following financial advisory and placement agent services on a non-exclusive and best efforts basis to Client:

     a. advise the Client with respect to the form and structure of the Transaction;
     b.   assist the Client in developing any necessary materials;
     c.   identify and make contact with prospective Investors;
     d. assist the Client in conducting presentations and due diligence meetings with prospective Investors; and
     e. provide such other financial advisory and investment banking services as are reasonably necessary to consummate the Transaction.

Griffin shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Griffin provided for herein which requires Client to provide certain information to assist Griffin in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Griffin to complete the work. The services of Griffin shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. It is expressly understood and agreed that Griffin shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal




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presented to it without incurring any obligations to Griffin. However, once a term sheet is signed by and between the Client and an Investor introduced by Griffin (whether or not that occurs during the term of this Agreement), Client pledges to work in good faith toward a closed Transaction and pledges not to use the Griffin term sheet to "shop" offers from other financing sources. Notwithstanding the foregoing, the Client shall at all times maintain a right to accept capital investment other than, or in addition to, that which is contemplated herein or in any term sheet.

It is understood and agreed that the execution of this Agreement shall not be deemed or construed as obligating Griffin to purchase any of the Securities and there is no obligation on the part of Griffin to place the Securities. Although Griffin cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

4. Success Fee. Client agrees that should Client accept financing from (i) any Investors introduced to Client by Griffin during the term of this Agreement, which is defined in Section 7 below, or (ii) any Investors introduced by Griffin to the Client prior to the date who invested in the Client's Series B 10% Cumulative Convertible Preferred Stock or the Client's Series B-2 Preferred Stock (collectively such Investors are referred to as the "Griffin Investors), or if Client should for a period of eighteen (18) months following the termination of this Agreement accept financing from any Griffin Investors, there shall become due and payable via wire transfer to Griffin immediately upon consummation of each Transaction, a cash fee equal to ten (10) percent of the gross proceeds from the sale of Securities to Griffin Investors in such Transaction. Upon completion of the initial Transaction as contemplated in
Section 2 above, we agree, with respect to ISIS and/or any of its affiliates, to reduce our fee to 2% cash and 2% warrants on any subsequent investments up to $10 million received by the Client from ISIS and/or any of its affiliates and to further reduce our fee to 1% cash and 1% warrants on any investments the Client receives thereafter from ISIS and/or any of its affiliates up until the expiration of this Agreement, or during the period of eighteen months following termination of this Agreement.

5.       Warrants.
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         (a) As additional consideration for each completed Transaction, upon the sale of Securities, Client shall immediately grant Griffin and/or its designees (who are accredited investors) warrants for the purchase of an amount equal to ten (10) percent of the Securities to be issued in the Transaction to Griffin Investors. The warrants shall be exercisable into Securities substantially similar to those issued in the Transaction, and will have an exercise price and term consistent with the warrants issued to the Investors (if any, or if no warrants were issued to the Investors in the Transaction, then the exercise price shall be equal to the per share price of the Securities sold in the Transaction and the warrants shall contain other terms substantially similar to those contained in warrants previously issued to Griffin by Client). Notwithstanding the foregoing, the amount of shares that may be acquired upon exercise of such warrants shall be reduced to 2% or 1% of the Securities sold, as provided in Section 4.

         (b) Upon the Client receiving gross proceeds of $10 million from Griffin Investors in the Transaction described in Section 2, the Client agrees to issue additional warrants to purchase 5,000,000 shares of WARP Technology Holdings, Inc. common stock at an exercise price of $.05 per share, to Griffin Securities, Inc.

         (c) All the warrants shall contain piggyback registration rights and a net exercise provision substantially similar to those contained in warrants previously issued to Griffin by the Client.



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6. Expenses. The Client shall reimburse to Griffin all out-of-pocket expenses incurred in connection with services hereunder upon request, whether or not a Transaction is consummated. However, any expenses over five hundred dollars ($500) shall be pre-approved in writing by the Client prior to being incurred.

7. Term. The term of this Agreement shall be six (6) months. Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Griffin. Upon termination, Griffin shall be entitled to collect all fees and warrants earned and expenses incurred through the date of termination (to the extent such fees, warrant or expenses were due but unpaid at such time).

8. Representations, Warranties, and Indemnification. Each of the Client and Griffin represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered; and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement, enforceable against the party in accordance with its terms. The Client and Griffin each agrees to comply with all applicable securities laws, and Client will disclose to Griffin all information necessary for Griffin to act upon Client's request and to notify Griffin promptly of any material changes to such information. The Client agrees that it will engage its legal counsel to assist in the preparation of any private placement memorandum, subscription agreement, or other legal documents or definitive agreements deemed necessary to facilitate the Transaction contemplated herein; and that, subsequent to the successful closing of the Transaction, Client and its legal counsel will work diligently and expeditiously to issue any shares and/or warrants as may be required by Investors. Additionally, the Client agrees to indemnify Griffin and its affiliates in accordance with the terms and conditions contained in Exhibit A to this Agreement.

9. Confidentiality. Griffin and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Griffin and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Griffin and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Griffin will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Griffin during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Griffin or its representatives. Notwithstanding the foregoing, Client hereby authorizes Griffin to transmit to prospective Investors, information and materials provided by Client and/or developed by Griffin on behalf of Client upon approval by Client of such materials. Additionally, at any time after the public announcement of a consummated Transaction by Client, Griffin may place a customary announcement in such newspapers and publications as it may choose, stating that Griffin has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client's name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Griffin.

10. Non-Circumvention. In and for valuable consideration, Client hereby agrees that Griffin may introduce (whether by written, oral, data, or other form of communication) Client to one or more Investors, including, without limitation, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (hereinafter an "Investor" or "Investors"). Client further acknowledges and agrees that the identity of the subject Investors, and all




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other information concerning Investors (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Griffin, and shall be treated as confidential and proprietary information by Client, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. Client shall not use such information, except in the context of any arrangement with Griffin in which Griffin is directly and actively involved, and never without Griffin's prior written approval. Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any Transaction or business relationship, contact any person regarding such Investors, either directly or indirectly, or any of its affiliates, or accept any Transaction, compensation or advantage in relation to such Investors except as directly though Griffin, without the prior written approval of Griffin. Griffin is relying on Client's assent to these terms and their intent to be bound by the terms by evidence of their signature. Without Client's signed assent to these terms, Griffin would not introduce any Investors or disclose any confidential information to Client as herein described. For the avoidance of doubt and notwithstanding the foregoing, the parties agree that Client may use such information and enter into Transactions and other business relationships with such Griffin Investors, without Griffin's approval and without any fee or other compensation due to Griffin, at any time eighteen months after the termination of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of NewYork applicable to contracts executed and to be wholly performed therein. The Client and Griffin hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the NASD pursuant to its arbitration rules. The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney's fees and any other costs and expenses relating thereto.

12. Entire Agreement. This Agreement represents the entire agreement by and between the Client and Griffin and supersedes any and all other agreements, either oral or written, with respect to the subject matter of this Agreement, including without limitation, that certain Agreement between the parties dated June 20, 2003; provided, however, that the parties acknowledge and agree that this Agreement does not supercede that certain Settlement Agreement between the parties dated September 13, 2004. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Client and Griffin hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Griffin.

Please initial each page, sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between WARP Technology Holdings, Inc. and Griffin Securities, Inc. as of the date first above written.

We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.



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Sincerely,

Griffin Securities, Inc.

By: /s/ Adrian Z. Stecyk
-----------------------------
Name:  Adrian Z. Stecyk
Title:  CEO


Accepted and Agreed:

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Ron Bienvenu
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Name: Ron Bienvenu
Title: CEO


                                    EXHIBIT A

This Exhibit A is a part of and is incorporated into that certain letter agreement dated September 13, 2004 between WARP Technology Holdings, Inc. (the "Client") and Griffin Securities, Inc. ("Griffin"). The letter agreement and this Exhibit A are referred to herein as the "Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

The Client agrees to indemnify and hold harmless Griffin, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling Griffin or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (Griffin and each such other person or entity each being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Client or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person (collectively, "Losses"), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a "Proceeding" and collectively "Proceedings"), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Client, its affiliates, employees, directors, officers, partners, representatives or agents in connection with any transaction or activities contemplated by this Agreement;
(ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Client shall not be responsible for any Losses arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in any Information or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such Information).



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If the indemnification provided for under this Agreement is unavailable to an
Indemnified Person in respect of any Losses, then the Client, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Client on the one hand and by Griffin on the other, from the services rendered under this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Client on the one hand and Griffin on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate transaction value bears to (ii) the fees actually paid to Griffin with respect to the services provided pursuant to this Agreement in connection with the transaction. The Client also agrees that no Indemnified Person shall have any liability to the Client for or in connection with this Agreement and the engagement of Griffin hereunder, except for such Losses incurred by the Client to the extent determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review, to have resulted primarily from such Indemnified Person's willful misconduct or gross negligence, and the Client agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the fees actually received by Griffin for its services performed under this Agreement.

If any Proceeding is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Client shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Client and any counsel designated by the Client, provided, that in no event shall the Client be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group of related legal actions. The Client shall be liable as provided herein for any settlement of any claim against Griffin or any Indemnified Person made with the Client's written consent, which consent shall not be unreasonably withheld. The Client agrees that it will not, without the prior written consent of Griffin, settle or compromise or consent to the entry of any judgment in any Proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Griffin and each other Indemnified Person from all liability arising or that may arise out of such Proceeding.

The indemnity and contribution obligations of the Client set forth herein shall be in addition to any liability or obligation the Client may have to any Indemnified Person at common law or otherwise. The Client hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Griffin or any other Indemnified Person.